UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   February 28, 2011

SMART BALANCE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33595	20-2949397
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

115 West Century Road - Suite 260 Paramus, New Jersey	07652
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (201) 568-9300

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           As previously disclosed by Smart Balance, Inc. (the “Company”), on December 10, 2010, the Company and Gregory Venner mutually agreed that his position of Executive Vice President and Chief Consumer Officer would be eliminated.  On February 28, 2011, in connection with Mr. Venner’s resignation from the Company and its subsidiary, GFA Brands, Inc. (“GFA”), GFA entered into a Separation Agreement and Release with Mr. Venner (the “Agreement”). The Agreement provides Mr. Venner with a right of revocation until the eighth day following February 28, 2011.  Assuming Mr. Venner does not revoke the Agreement, the Agreement will become effective on March 8, 2011.

Pursuant to the terms of the Agreement, GFA has agreed to pay Mr. Venner a total of $612,215 in cash ratably over the 18 month period beginning on February 28, 2011 (the “Severance Period”).  Mr. Venner has agreed to cooperate with GFA in the orderly transition of his job duties and to otherwise cooperate with GFA during the Severance Period.  In addition, Mr. Venner has agreed to a general release of all claims against GFA, its directors, officers, parent and certain other persons affiliated with GFA.

The foregoing description of the Agreement is a summary, is not complete and is qualified in its entirety by reference to the Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)

Exhibits.

10.1	Separation Agreement and Release, dated February 28, 2011, by and between GFA Brands, Inc. and Gregory Venner.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 3, 2011	SMART BALANCE, INC.
(registrant)

	By:	/s/ Alan S. Gever
Alan S. Gever
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Separation Agreement and Release, dated February 28, 2011, by and between GFA Brands, Inc. and Gregory Venner.